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                                                                                                            OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:
                                                                                                    Expires:
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                                                      FORM 12b-25                                   hours per response ..... 2.50
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                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER

(Check One):  |X| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form N-SAR        033-73748

                                                                                                             CUSIP NUMBER
                                                                                                             301979AA8  301979AC4
                                                                                                             301979AB6





     For Period Ended: ___December 31, 2000_____________

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended: ___________________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

FUND AMERICA INVESTORS CORPORATION II
(In Respect Of FAIC II, ISSUER TRUST 2000-1)
________________________________________________________________________________________________________
Full Name of Registrant

_N/A______________________________________________________________________________________________________________________________
Former Name if Applicable

2 Avenue De Lafayette
____________________________________________________________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Boston, MA 02111
____________________________________________________________________________________________________________________________________
City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check appropriate box.)

  |X|   | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
  |X|   | (b) The  subject  annual report,  semi-annual  report,  transition  report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR,
        |     or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed  due date;  or the
        |     subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before  the  fifth
        |     calendar day following the prescribed due date; and
        |
  |_|   | (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q,  N-SAR, or the transition report or portion thereof,  could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

         The Registrant's Report on Form 10-K for fiscal year ended December 31, 2000 with respect to its
Mortgage Pass-Through Certificates, Series 2000-1 could not be filed within the prescribed time period.  Pursuant to the
Amended and Restated Agreement of Trust dated as of January 20, 2000 (the "Amended Agreement") by and among the Registrant, as
Depositor, Christiana Bank and Trust Company, as Issuer Trustee and State Street Bank and Trust Company, as Issuer Certificate Agent
(in such capacity, the "Trustee"), the Issuer Certificate Agent is directed and authorized to file, on behalf of the Registrant, a modified Form 10-K with respect to the Certificates and the Trust Fund formed under the Amended Agreement, which Form 10-K is to contain an Annual Statement as to Compliance with the provisions of the Amended Agreement from each of the master servicer and special servicer and the servicing report of independent public accountants with respect to each such servicer.  As of December 31,
2000, not all of the servicers have delivered the required statements and reports to the Trustee.  Because the Amended Agreement does not require the servicers to deliver these documents until December 31, 2000, the Registrant believes that such documents could not have been obtained earlier without unreasonable effort or expense on the part of the Registrant or the Issuer Certificate
Agent. The Registrant intends to file the Form 10-K on or before the 15th calendar day following the prescribed due date.


                                                                                                                     SEC 1344 (6/94)


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Vaneta Bernard                                    (617)                                    662-1310
                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If the answer
    is no, identify report(s).                                                                                |X| Yes  |_| No

    --------------------------------------------------------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                |_| Yes  |X| No

    If so, attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.



====================================================================================================================================


                                             FUND AMERICA INVESTORS CORPORATION II
                                            (In Respect of its ISSUER TRUST 2000-1)
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: DECEMBER 31, 2000                                                          By:State Street Bank and Trust Company, solely in
                                                                                its capacity as trustee for Fund America Investors
                                                                                Corporation II, Issuer Trust 2000-1 and
                                                                                not individually

                                                                                By:/s/  Vaneta Bernard
                                                                                Vaneta Bernard, Vice President




(102196DTI)